Exhibit 99.2

[Vital Images Letterhead]

January 18, 2006

Mr. Stephen S. Andersen

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Dear Mr. Andersen,

I am very excited to offer you the assignment of Vice President of Vital Images Europe reporting directly to me.  Your initial base salary will be $7,083.33 semi-monthly, which annualizes to $170,000 USD.  The effective date of your new role is set to be March 1, 2006.  This assignment is approved for up to 18 months from the effective date.

In addition to your base salary, you will also continue to be eligible for incentive compensation.  Your incentive target for calendar 2006 will be 50% of base pay and will continue to be based on achievement of a combination of both company and personal performance goals in accordance with the Board approved plan.  Your incentive compensation will be paid in a lump sum after the books are closed for the year.  The payout of the incentive compensation is expected to occur on or before March 15, 2007.   I will review the new objectives with you shortly.

Once the equity compensation program for 2006 is approved, you will receive stock options and/or restricted stock in accordance with the guidelines set forth by the Board of Directors.

You will continue to participate in our regular performance management program during your time in Europe, and may receive merit raises, stock options and restricted stock in connection with our annual review process.  In addition, you will continue to participate in the US social security program and company provided retirement plans.

We will also provide you with medical and dental benefits that are equivalent to those you are currently receiving.  Many countries in Europe have different systems of health care than the system in the United States.  If a government plan is available, we expect that you and your family will participate in such a plan, and that Vital Images will be responsible for providing you with supplemental benefits to the extent (i) the governmental plan is lesser than the benefits you are currently receiving, and (ii) such supplemental benefits are reasonably available.

During your assignment, we may implement policies related to expatriates working abroad.  You agree that you will be subject to those policies and all other company policies and procedures, provided that you will not be subject to any policies (i) that are not reasonably made available to you; (ii) are inapplicable to you as a matter of law; or (iii) to which you notify us in writing of your reasonable dispute within thirty (30) days of when they are provided to you, provided that the policies that you dispute under this subsection ”(iii)” shall remain inapplicable to you only until such time as the dispute is resolved.

Before the beginning of your fourth month, we will work together to identify and apply appropriate compensation equalization adjustments to your base salary, taking into account the tax and employment laws of the country in which you become located.  We will utilize a 3rd party(s) (e.g. PwC) to determine these adjustments.  You will be entitled to:

1.               Equalization or fluctuations in the exchange rate then in effect between the currencies of the United States and the country in which you choose to reside.

2.               Equalization for the cost of goods and services.  The calculation for determining this amount will take into consideration the allowances and reimbursements we are providing to you.

3.               Tax Equalization with respect to your compensation and benefits, including the planning and preparation of your returns by a Company provided accountant.  Upon an annual settlement, if your taxes in Europe are greater than those you would have incurred in Minnesota, you will receive a gross-up payment so that your after-tax income is approximately equivalent to the after-tax income you would have received had you lived in Minnesota and had an annualized base salary equivalent in USD to the salary you receive hereunder, after taking into account the exchange rate and goods and services adjustments set forth in (1) and (2) above.

Further, on an approximately quarterly basis thereafter, we will review your compensation and make appropriate adjustments based on the goods and services differential (not including the differential for which the company provides you an allowance or reimbursement) and the exchange rate then in effect between the currencies of the United States and the country in which you choose to reside.

Your pay will continue to be administered in Minneapolis, Minnesota.  If there is a totalization agreement in place between the United States and the country in which you reside, you will, in accordance with the terms of the applicable Social Security Treaty between the U.S. and that country, continue to be covered under the U.S. Social Security regime.  Application for a Certificate of Coverage will be coordinated through the Minneapolis, Minnesota, payroll.  Upon your request, a part of your net salary can be transferred to a personal bank account in the country in which you reside. The balance of your pay will be in U.S. dollars according to your banking instructions.

We recognize that taking an expatriate assignment raises financial and family complications for you that you not otherwise face.  To help you mitigate these complications and allow you to focus on your role, we would like to include with this offer various allowances and reimbursements, which are set forth below.

These allowances and reimbursements will be paid to you in the currency in which you incur them.  All allowances and reimbursements will be for reasonable amounts only, and you must reach mutual agreement with our CFO before expending more than $500 USD for any item.

For the portion of the employment period during which you reside in Europe, we will provide you with the following allowances in addition to your compensation.

1.               A housing allowance, including up-front deposits, insurance, personal taxes, rent, utilities, such as water, gas, and electricity, and international telephone and internet, for furnished housing in the country in which you become located, which is to be reasonably equivalent to your current housing, taking into account cultural differences;

2.               A schooling allowance for registration fees and tuition for your 3 children to attend a private international school where the curriculum is taught in English;

3.               A car allowance to lease two cars, including taxes, fees, and insurance in accordance with local regulations, provided that a public transportation allowance may be substituted for one of the cars.

In addition, we would like to offer you reasonable reimbursement for the following items to assist you with your transition from the United States to Europe:

•                  Costs associated with securing your home prior to departure;

•                  Costs associated with acquiring basic electronic and household goods in your new country;

•                  Costs associated with starting basic services in your new country;

•                  Costs associated with moving your family and personal effects to Europe, including any duties and insurance required for the moving these household goods;

•                  Costs associated with interim housing until such time that the housing allowing takes effect;

•                  Costs associated with language and cultural training prior to departure and during your initial transition for you and your family;

•                  Costs associated with obtaining passports and immigration permits for you and your family;

•                  Costs associated with two familiarization trips, including up to seven (7) round trip coach class plane tickets for your family to research and decide upon where you will reside;

•                  Up to twenty (20) round-trip coach class plane tickets to visit friends and family for the next 18 months;

•                  Costs associated with home/office setup including technology, furniture, and supplies as we understand that you will need to participate and be available later in the evening accommodating for the time zone difference.

In addition, we will reimburse you for all reasonable legal and accounting fees associated with your expatriation or repatriation, including:

•                  Reimbursement for any accounting and filing fees you have to pay to deal with any tax equalization issues arising out of your need to pay double taxes as a result of overlap in the tax laws between the United States and the country in Europe in which you reside;

•                  Reimbursement of any accounting and legal fees you incur to review this agreement, change your will or any other estate planning document, or make tax filings that you would not have to make but for your acceptance of this position; and

We will also provide you an allowance for repatriation of your family to your home in the United States, including costs related to closing your home in Europe, resuming services in the United States, moving some household goods from Europe back to the United States, and five (5) coach class plane tickets to move your family back to the United States.

This assignment is approved for up to 18 months.  Upon your return to the Minneapolis office from the assignment, you will be eligible for a comparable position if one is available.  If a comparable position is not available at that time, or if you are terminated without cause during the 18-month assignment, you will be offered severance equivalent to one year of your base salary in exchange for your execution of a customary release.

You should be aware that your employment with Vital Images is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, Vital Images is free to conclude our employment relationship with you at any time, with or without cause, and with or without notice.

This letter is intended as an amendment to your Employment Agreement dated October 25, 2005.  To the extent any provision in this letter is inconsistent with or contradicts the Employment Agreement, the terms of this letter shall govern.  The terms and conditions in your Change in Control Agreement and Employment Agreement shall continue in full force and effect, as set forth therein, during your employment in this role.

If there are any immigration requirements in the countries in which you reside or work, you are required to comply with such requirements as promptly as possible.  We will provide any reasonable assistance that we can to assist you in complying with such requirements.  Also, as a Vital Images employee, you will be expected to abide by our rules and regulations, as well as any rules and regulations of the countries in which you live and work and those applicable to you as a United States citizen working abroad.

Steve, I look forward to working with you in your new position.

To accept this offer of employment, please sign below and return one copy of this letter to Human Resources.

Sincerely,

/s/ Jay D. Miller

Jay D. Miller
President and CEO

Accepted by	/s/ Stephen S. Andersen	Date	1/18/06